     As filed with the Securities and Exchange Commission on June 17, 1998

                                                      Registration No. _________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              --------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                           HARKEN ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                              --------------------

             DELAWARE                                    95-2841597
  (State or other jurisdiction of        (I.R.S. employer identification number)
  incorporation or organization)


                           HARKEN ENERGY CORPORATION
                     5605 NORTH MACARTHUR BLVD., SUITE 400
                              IRVING, TEXAS 75038
                                 (972) 753-6900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              --------------------

                               LARRY E. CUMMINGS
                       VICE PRESIDENT AND GENERAL COUNSEL
                           HARKEN ENERGY CORPORATION
                     5605 NORTH MACARTHUR BLVD., SUITE 400
                              IRVING, TEXAS 75038
                                 (972) 753-6900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                              --------------------

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]_______________

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]_____________

       If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                      AMOUNT        PROPOSED MAXIMUM      PROPOSED MAXIMUM    AMOUNT OF
          TITLE OF EACH CLASS OF SHARES               TO BE             AGGREGATE        AGGREGATE OFFERING REGISTRATION
                 TO BE REGISTERED                   REGISTERED   PRICE PER SECURITY (1)       PRICE (1)        FEE (1)
------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $0.01 per share            2,716,483             $4.59              $12,468,657       $3,779
------------------------------------------------------------------------------------------------------------------------
 Preferred Stock Purchase Rights                    2,716,483        Not Applicable        Not Applicable      -- (2)
========================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on June 15, 1998.

(2) In accordance with Rule 457(g), no additional registration fee is required in respect of the Preferred Stock Purchase Rights.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                   SUBJECT TO COMPLETION DATED JUNE 17, 1998

                                   PROSPECTUS
                                2,716,483 Shares

                           HARKEN ENERGY CORPORATION

                                  Common Stock

                              --------------------

      The 2,716,483 shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of Harken Energy Corporation, a Delaware corporation ("Harken" or the "Company"), offered hereby are being offered by the stockholders of the Company named herein (the "Selling Stockholders"). The Common Stock includes the preferred stock purchase rights attaching to such stock pursuant to that certain Rights Agreement dated as of April 6, 1998, by and between Harken and ChaseMellon Shareholder Services L.L.C. The Company will not receive any of the proceeds from the sale of the Shares, but the Company has agreed to bear certain expenses of registration of the Shares under the federal and state securities laws (currently estimated to be $10,000).
See "Selling Stockholders" and "Use of Proceeds."

      The Common Stock is traded on the American Stock Exchange, under the symbol "HEC." On June 15, 1998, the closing sales price of the Common Stock as reported on the American Stock Exchange was $4.5625 per share.

      The Shares may be offered and sold from time to time by the Selling Stockholders or their respective pledges, donees, transferees or other successors in interest directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place through the American Stock Exchange or on such other market on which the Common Stock may from time to time be trading, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through the writing of options on the shares or short sales, through an underwritten public offering, or through a combination of any such methods of sale, at such prices as may be obtainable. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Plan of Distribution."

      To the extent required, the specific shares of Common Stock to be sold, the purchase price, public offering price, names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price thereof less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of distribution not borne by the Company.

      The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements.

      PROSPECTIVE INVESTORS SHOULD CONSIDER AND REVIEW THE INFORMATION UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 PRIOR TO AN INVESTMENT IN THE SHARES OFFERED HEREBY.

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                 The date of this Prospectus is June 17, 1998.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, as well as at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents are also available at the Web site maintained by the Commission (http://www.sec.gov). The Common Stock is listed on the American Stock Exchange. Reports, proxy statements and other information described above may also be inspected and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

      The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and exhibits. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.


                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents which have been filed with the Commission are incorporated herein by reference:

      (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;
      (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;
      (3) The Company's Proxy Statement for the Annual Meeting of Stockholders of Harken to be held on June 15, 1998;
      (4) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, including all amendments and reports filed for the purpose of updating such description; and the description of the Company's Preferred Stock Purchase Rights as contained in the Company's Registration Statement on Form 8-A, filed with the Commission on April 7, 1998, including all amendments and reports filed for the purpose of updating such description;
      (5)  The Company's Current Report on Form 8-K dated April 7, 1998; and
      (6)  The Company's Current Report on Form 8-K dated May 27, 1998.

      All documents filed by Harken pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will furnish without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request, a copy of any or all documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to Gregory S. Porter, Harken Energy Corporation, 5605 North MacArthur Blvd., Suite 400, Irving, Texas 75038 (Telephone: (972) 753-6900).

                                  THE COMPANY

      Harken is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various wholly-owned subsidiaries and joint venture investments. Harken's domestic operations include oil and gas exploration and production operations in the Four Corners Area of Utah, Arizona and New Mexico, the Gulf Coast of Texas, the Texas Panhandle, the Magnolia region of Arkansas, the Carlsbad region of New Mexico and St. Martin and LaFourche Parishes, Louisiana. Harken's international operations include six exclusive Colombian Association Contracts between Harken's wholly-owned subsidiary, Harken de Colombia, Ltd., and Empresa Colombiana de Petroleos, the state-owned oil company of the Republic of Colombia.

      Harken was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Harken's principal offices are located at 5605 North MacArthur Blvd., Suite 400, Irving, Texas 75038 and its telephone number is (972) 753-6900.

                                  RISK FACTORS

      Prior to making an investment decision, prospective investors should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risk factors.

VOLATILITY OF HARKEN COMMON STOCK TRADING PRICE

      The daily closing prices of the Common Stock as reported by the American Stock Exchange has fluctuated significantly over the past 12 months, ranging from a high of $7.50 per share to a low of $4.50 per share. Management believes that the price fluctuations and trading activity in the Common Stock during the past 12 months are attributable to a number of factors, including Harken's international exploration activities. There can be no assurance that future announcements regarding Harken's international exploration efforts will not have a substantial adverse effect on the then prevailing market price of the Common Stock.

LOSSES FROM CONTINUING OPERATIONS

      Harken reported losses from continuing operations for the fiscal years ended December 31, 1994, 1995 and 1996 in the amounts of $8,211,000, $1,625,000 and $341,000, respectively. For the fiscal year ended December 31, 1997 and the three months ended March 31, 1998, Harken reported income of approximately $189,000 and $84,000, respectively. There can be no assurance, however, that Harken will continue to remain profitable.

POTENTIAL DILUTION; EFFECT OF SALES OF COMMON STOCK ON MARKET PRICE

      As of June 16, 1998, there were 130,627,347 shares of Common Stock outstanding. Harken has reserved a significant number of shares of Common Stock for future issuance as described below. There can be no assurance that the issuance of the shares of Common Stock which have been reserved for future issuance will not have a material adverse effect on the then prevailing market price of the Common Stock. Furthermore, issuance of the shares of Common Stock as described below could result in significant dilution to the stockholders of the Company.

      Between October 1997 and March 1998, Harken entered into three separate Development Finance Agreements (the "Development Finance Agreements") with institutional investors (the "Investors"), pursuant to which the Investors provided $35 million of gross proceeds (the "Payment Amount") to Harken to finance drilling of three prospects in Colombia. In exchange, the Investors received the right to receive future payments from Harken based on Harken's net profits from the three prospects (the "Participation"). The Investors have the right, for a period of two years beginning between October 1998 and March 1999, to convert all or part of the Participation into shares of Common Stock. The number of shares of Common Stock to be issued upon conversion of the Participation will be equal to the quotient of (i) the Payment Amount (less any distributions made in respect of the Participation) plus an amount equal to 15% interest per annum on the net Payment Amount compounded monthly (the "Invested Amount"), divided by (ii) the market price of the Common Stock at the time of conversion. Harken also has the right to convert the Participation into shares of Common Stock with the number of shares of Common Stock to be issued to be equal to the quotient of (i) the Payment Amount (less any distribution made in respect of the Participation) plus an amount equal to 25% interest per annum on the net Payment Amount compounded monthly, divided by (ii) the market price of the Common Stock at the time of conversion. Harken can also elect to pay cash upon any conversion of the Participation in lieu of issuing shares of Common Stock. The Development Finance Agreements also require the issuance of additional shares of Common Stock in the event of a conversion to the extent that the Investors do not, under certain circumstances, realize the Invested Amount from the sale of the shares of Common Stock issued upon conversion.

      On April 9, 1998, Harken entered into a Securities Purchase Agreement with RGC International Investors, LDC ("RGC"), pursuant to which Harken issued to RGC 15,000 shares of its Series F Convertible Preferred Stock (the "Series F Preferred") in exchange for $15,000,000. As of May 27, 1998, 15,000 shares of Series F Preferred were issued and outstanding. The Series F Preferred is convertible into shares of Common Stock at a conversion price based upon the market price of the Common Stock at the time of conversion. The number of shares of Common Stock issuable upon conversion of the Series F Preferred will also include a premium amount equal to interest calculated on the stated value ($1,000 per share) of the Series F Preferred at 5% per annum. The Series F Preferred does not pay dividends.

      During the first six months following the issuance of the Series F Preferred, RGC can elect to convert the shares of the Series F Preferred into Common Stock on any day that the closing sales price of the Common Stock on the American Stock Exchange is equal to or greater that 115% of the "Market Price." The Market Price is equal to the lower of (a) the lowest average of the closing bid prices of the Common Stock for any five consecutive trading days during the 22 trading days ending one trading day prior to the conversion date, or (b) the low closing bid price of the Common Stock over the five trading days ending one trading day prior to the conversion date.

      During the first nine months following the issuance of the Series F Preferred, the conversion price will be equal to 103% of the Market Price on the conversion date. On January 9, 1999, the conversion price will be fixed at 90% of the average of the closing bid prices of the Common Stock for the previous 22 trading days. On February 9, 1999, the conversion price will be fixed at 90% of the average of the closing bid prices of the Common Stock for the previous 22 trading days if it would result in a lower conversion price than that calculated on January 9, 1999. Any shares of Series F Preferred outstanding on April 9, 1999, will automatically be converted into shares of Common Stock at the then applicable conversion price.

      At each election to convert shares of Series F Preferred into Common Stock, RGC will have the option to purchase from Harken for cash additional shares of Common Stock equal to the number of shares issued on such conversion (less any shares issued in respect of the premium amount) at a purchase price equal to the then applicable conversion price.

      As of June 16, 1998 and at an assumed conversion and exercise price of $4.50 per share, the Series F Preferred and the related options would have been convertible or exercisable into approximately 7,600,000 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series F Preferred and exercise of the related options.

      On May 20, 1998, a subsidiary of Harken acquired a majority non-operated working interest in 33 producing oil and gas wells located in St. Martin Parish and LaFourche Parish, Louisiana, as well as substantial additional development and exploratory acreage. As consideration for these properties, Harken issued 2,716,483 shares of Common Stock to the seller, and Harken may be required to issue additional shares of Common Stock in the future with a value of up to $4 million, or pay cash, upon the resolution of certain identified contingencies. The 2,716,483 shares of Common Stock issued to the seller are being registered pursuant to this Registration statement.

      On May 26, 1998, Harken issued $85,000,000 in principal amount of its 5% Senior Convertible Notes due 2003 (the "1998 Notes"). The 1998 Notes are convertible into shares of Common Stock by the holders thereof at a conversion price of $6.50 per share, subject to adjustment, at any time after the earlier of the business day following the effective date of a registration statement filed by the Company with the Commission with respect to the shares issuable upon conversion of the 1998 Notes and the date such shares may be sold pursuant to Rule 144 under the Securities Act or other exemption from registration under the Securities Act. A 3% premium on the number of shares issuable upon conversion of the 1998 Notes will be payable to holders converting 1998 Notes prior to November 26, 1998 (the "Effective Date").

      Harken can require conversion of the 1998 Notes at any time after May 26, 1999 if the average of the Market Price (as defined) of the Common Stock over the Stock Exchange Business Days (as defined) in any 30 consecutive calendar day period the beginning date of which is on or after May 26, 1998 and the ending date of which is on or after the Effective Date, has equaled or exceeded 125% of the conversion price. The 1998 Notes may be redeemed for cash at Harken's option, upon not less than 30 days notice, at par, in whole or in part, at any time after May 26, 2002. Commencing November 26, 2002, Harken may redeem up to 50% of the 1998 Notes for shares of Common Stock, and on May 26, 2003, Harken may redeem all remaining 1998 Notes for shares of Common Stock.
If Harken elects to redeem the 1998 Notes for shares of Common Stock, each such note will be redeemed for the number of shares of Common Stock equal to 110% of the sum of the face value of the note plus interest accrued and unpaid thereon divided by the average of the Market Price of the Common Stock over the 30 calendar day period immediately preceding the date of notice of such redemption; provided that if the average of the aggregate Market Price of all of the outstanding shares of Common Stock over such 30 calendar day period is less than $500 million, each such note will be redeemed for the number of shares of Common Stock equal to 115% of the sum of the face value of the note plus interest accrued and unpaid thereon divided by the average of the Market Price of the Common Stock over the 30 calendar day period immediately preceding the date of notice of such redemption.

      Harken has reserved additional shares of Common Stock for issuance as follows: (i) 1,630,624 shares of Common Stock have been reserved for issuance upon exercise of outstanding warrants; and (ii) 8,959,999 shares of Common Stock have been reserved for issuance upon exercise of outstanding stock options and stock options which may be issued pursuant to Harken's existing stock option plans.

PREFERRED STOCK AUTHORIZED FOR ISSUANCE

      Harken has ten million shares of preferred stock available for issuance. The Board of Directors is authorized to issue such preferred stock in one or more series and to set the designations, preferences, powers and relative rights and restrictions thereof without further approval by the stockholders of the Company. Presently, Harken has six series of preferred stock authorized, and 15,000 shares of Series F Preferred Stock are currently outstanding. Any additional shares of preferred stock, if issued, would have certain preferences over the shares of Common Stock with respect to the payment of dividends and upon liquidation, dissolution, winding-up and in certain instances, voting.
The Board of Directors of Harken also may authorize additional series of preferred stock in the future that have similar or additional preferences over the shares of Common Stock.

RISKS RELATED TO INTERNATIONAL OPERATIONS

      Harken presently conducts operations in Colombia and anticipates that it will conduct significant operations in Colombia in the future. Foreign properties, operations or investments may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, renegotiation of contracts with governmental entities, expropriation, import and export regulations and other foreign laws or policies governing operations of foreign-based companies, as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, as certain of Harken's operations are governed by foreign laws, in the event of a dispute, Harken may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. Harken may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Exploration and production activities in areas outside the United States are also subject to the risks inherent in foreign operations, including loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks.

      Harken anticipates that full development of the oil and gas reserves in the contract areas covered by Harken's six Colombian Association Contracts will take several years and may require extensive production facilities which could require significant additional capital expenditures. The ultimate amount of such expenditures cannot be presently predicted. Harken anticipates that amounts required to fund international activities, including those in Colombia, will be funded from existing cash balances, asset sales, stock issuances, production payments, operating cash flows and potentially from industry partners; however, there can be no assurance that Harken will have adequate funds available to it to fund its international activities without participation from industry partners or that participation from industry partners can be obtained to fund such international activities. In addition, Harken faces certain deadlines for completing specific projects required pursuant to the six Colombian Association Contracts. Failure to meet any of such deadlines could result in Harken losing its rights to one or more of the Association Contracts, which could have a material adverse effect on Harken's business.

UNCERTAINTIES IN UNITED STATES -- COLOMBIA RELATIONS

      Pursuant to the Foreign Assistance Act of 1961, the President of the United States is required to determine whether to certify that certain countries have cooperated with the United States, or taken adequate steps on their own, to achieve the goals of the United Nations Convention Against Illicit Traffic in Narcotic Drugs and Psychotropic Substances. In 1995, 1996 and 1997, the President did not certify Colombia. As a result, the United States imposed substantial economic sanctions on Colombia, including the withholding of bilateral economic assistance, the blocking of Export-Import Bank and Overseas Private Investment Corporation loans and political risk insurance, and the entry of the United States votes against multilateral assistance to Colombia in the World Bank and the InterAmerican Development Bank.

      The consequences of continued and successive United States decertifications of Colombian activities are not fully known, but may include the imposition of additional economic sanctions on Colombia in 1998 and succeeding years. The President also has authority to impose far-reaching economic, trade and investment sanctions on Colombia pursuant to the International Emergency Economic Powers Act of 1978. The Colombian government's reaction to United States sanctions could potentially include, among other things, restrictions on the repatriation of profits and the nationalization of Colombian assets owned by United States entities. Accordingly, imposition of the foregoing economic and trade sanctions on Colombia could materially affect the performance of the Common Stock and the Company's long-term financial results.

INDUSTRY RISKS

      Oil and Gas Price Volatility. The revenues generated by Harken are highly dependent upon the prices of crude oil and natural gas. Fluctuations in the energy market make it difficult to estimate future prices of oil and natural gas. Fluctuations in energy prices are caused by a number of factors, including regional, domestic and international demand, energy legislation, federal or state taxes on sales of crude oil and natural gas, production guidelines established by the Organization of Petroleum Exporting Countries, and the relative abundance of supplies of alternative fuel such as coal. Additionally, changing international economic and political conditions may have a dramatic impact upon crude oil and natural gas prices. Many of these factors are beyond the control of Harken.

      Business Risks. Harken must continually acquire or explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, Harken's oil and gas assets and properties and revenues derived therefrom will decline over time.
To the extent Harken engages in drilling activities, such activities carry the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including shortage of available working capital, title problems, weather conditions, environmental concern, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and drilling and well servicing companies. The availability of a ready market for Harken's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of Harken's reserves to pipelines, the capacity of such pipelines, fluctuation in seasonal demand, the effects of inclement weather, and government regulation. New wells may be shut-in for lack of a market until a pipeline or gathering system with available capacity is extended into the area.

      Operating Hazards and Uninsured Risks. The operations of Harken are subject to the inherent risks normally associated with exploration for and production of oil and gas, including blowouts, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. As is common in the oil and gas industry, Harken is not fully insured against these risks, either because insurance is not available or because Harken has elected to self-insure due to high premium costs. The occurrence of a significant event not fully insured against could have a material adverse effect on Harken's financial condition.

      Environmental Regulation. Harken's domestic activities are subject to various Navajo, federal, state, and local laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, Harken's oil and gas exploration, development and production, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering, or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation by governmental authorities. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including, but not limited to, environmental laws and regulations governing oil and gas operations. The environmental legislation of Colombia provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil operations. Under Colombia's environmental laws, the Company is required to submit a report evaluating the environmental impact of any actions proposed to be taken which might have a negative impact on the environment for approval to the Colombian Ministry of the Environment. Specifically, Harken is required to submit environmental impact reports regarding each well Harken proposes to drill, all seismic activities and any proposed pipelines or trucking activity. Failure to timely receive approval of environmental reports has in the past delayed Harken's operations and there can be no assurance that Harken will not suffer future delays. Colombia's regulatory framework with regard to environmental protection is not as fully developed and detailed as that which exists in the United States. The Company intends that its operations in Colombia will be designed to meet standard international petroleum industry practice and, as they develop, Colombian requirements. Such domestic and foreign laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning Harken's oil and gas wells and other facilities and may do so in the future.

      Imprecise Nature of Reserve Estimates. Reserve estimates are imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

      Competition. The oil and gas industry is competitive in all its phases. Competition is particularly intense respecting the acquisition of desirable producing properties and the sale of oil and natural gas production. Harken's competitors in oil and gas exploration, development and production include major oil companies and numerous independent oil and gas companies, and individual producers and operators. Many of Harken's competitors possess and employ financial and personnel resources substantially greater than those which are available to Harken, and may, therefore, be able to pay greater amounts for desirable leases and to define, evaluate, bid for and purchase a greater number of producing prospects than the financial or personnel resources of Harken will permit.

      Extensive Regulation. The production of oil and gas is subject to extensive Navajo, federal and state laws, rules, orders and regulations governing a wide variety of matters, including the drilling and spacing of wells, allowable rates of production, prevention of waste and pollution and protection of the environment. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including, but not limited to, environmental laws and regulations governing oil and gas operations. Such laws, rules and regulations are subject to change. Any such change in any law, rule or regulation could have the effect of increasing the Company's cost of exploration or production or may limit the Company's revenues by regulating the level of oil and gas production, either of which could have a material adverse effect on the financial condition of the Company.

                                USE OF PROCEEDS

      Harken will not receive any part of the proceeds from the sale of Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

      This Prospectus covers the offer and sale of the Shares by the Selling Stockholders. Set forth below are the names of the Selling Stockholders, the nature of any position, office or other material relationship that the Selling Stockholders have had within the last three years with the Company or any of its predecessors or affiliates, the number of shares of Common Stock owned by the Selling Stockholders as of the date of this Prospectus, the number of shares of Common Stock which may be offered by the Selling Stockholders pursuant to this Prospectus, and the number of shares of Common Stock owned by the Selling Stockholders upon completion of the offering if all of the Shares held by the Selling Stockholders are sold. Any or all of the Shares listed below may be offered for sale by the Selling Stockholders from time to time.

                                                                                                Percent of
                                                                                                  Common
                                             Shares  Owned                     Shares Owned    Stock Owned
                                              Prior to the    Shares Offered     After the      After the
           Selling Stockholders                 Offering          Hereby        Offering(1)    Offering(1)
-------------------------------------------  -------------    --------------   -------------   ------------
St. Martinville Partners, Ltd.(2)             1,360,099(3)      1,005,099        355,000(3)         (4)
Bargo Energy Company                          1,711,384         1,711,384           -0-            -0-

---------------

(1) Assumes no other disposition or acquisition of Common Stock and that all Shares included herein are sold.

(2) St. Martinville Partners, Ltd. is a limited partnership, the limited partners of which are Energy Capital Investment Company PLC and EnCap Equity 1996 Limited Partnership. Mr. Gary R. Petersen, a director of the Company, is a director of Energy Capital Investment Company PLC and a managing director of EnCap Investments L.C., the general partner of EnCap Equity 1996 Limited Partnership.

(3) Includes 5,000 shares of Common Stock held by Mr. Gary R. Petersen, 65,293 shares held by EnCap Energy Capital Fund III, L.P., 46,616 shares of Common Stock held by EnCap Energy Capital Fund III-B, L.P., 15,591 shares of Common Stock held by BOCP Energy Partners, L.P., 22,500 shares of Common Stock held by Energy Capital Investment Company PLC, 100,000 shares of Common Stock issuable upon exercise of warrants held by EnCap Investments L.C., 75,169 shares of Common Stock issuable upon exercise of warrants held by EnCap Equity 1994 Limited Partnership, and 24,831 shares of Common Stock issuable upon exercise of warrants held by Energy Capital Investment Company PLC. EnCap Investments L.C. is the general partner of each of EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B, L.P., BOCP Energy Partners, L.P.

(4)        Less than 1%.

                              PLAN OF DISTRIBUTION

      The Company will not receive any proceeds from the sale of Common Stock owned by the Selling Stockholders. It is anticipated that the Selling Stockholders will offer the Shares in the manner set forth on the cover page of this Prospectus, from time to time, directly or through broker-dealers or underwriters who may act solely as agents or may acquire the Shares as principals, in all cases as designated by the Selling Stockholders. Such underwriters or broker- dealers acting either as principal or as agent, may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of the securities offered hereby for whom they may act as agent.

      The net proceeds to the Selling Stockholders from the sale of Common Stock so offered will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act.

      At any time a particular offer of Common Stock is made, to the extent required, the specific shares of Common Stock to be sold, the purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. Such Prospectus Supplement may, if necessary, be in the form of a post-effective amendment to the Registration Statement of which this Prospectus is a part, and will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such securities.

      The Shares being offered by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the American Stock Exchange or on such other market on which the Common Stock may from time to time be trading, in privately- negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such other price as the Selling Stockholders determine from time to time. The Shares may also be sold pursuant to Rule 144. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

      The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers in acting as principals and/or broker-dealers acting as agents for themselves or their customers. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders.

      The Selling Stockholders, alternatively, may sell all or any part of the Shares offered hereby through an underwriter. No Selling Stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

      The Selling Stockholders and any others persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

      Pursuant to certain agreements between the Company and Selling Stockholders, the Company has agreed to file a "shelf" registration statement pursuant to Rule 415 under the Securities Act covering the sale of shares of Common Stock held by the Selling Stockholders, and to use its reasonable best efforts to maintain the effectiveness of any such registration statement for no less than two years from the date of effectiveness of such registration statement. In addition, the Company has agreed to bear certain expenses of registration of the Shares under the federal and state securities laws (currently estimated to be $10,000). The Company has also agreed to indemnify the Selling Stockholders, or their transferees or assigns, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof.

      To comply with the securities laws of certain jurisdictions, the securities offered hereby may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

      The validity of the Shares will be passed upon for Harken by Gregory S. Porter, Esq., Vice President - Legal of Harken.

                                    EXPERTS

      The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses to be paid by the Company in connection with the offering described in this Registration Statement are estimated as follows:

        Commission Registration Fee . . . . .      $   3,779.00

        Printing and Engraving Expenses . . .          2,000.00
        Accounting Fees and Expenses  . . . .          2,000.00
        Blue Sky Fees and Expenses  . . . . .          1,000.00
        Miscellaneous . . . . . . . . . . . .          1,221.00
                                                    -----------
                   Total  . . . . . . . . . .       $ 10,000.00
                                                    ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

      Article Ten of the Company's Certificate of Incorporation and Article VII of the Company's bylaws provide, in general, that the Company shall indemnify its directors and officers under certain of the circumstances defined in
Section 145. The Company has entered into agreements with each member of its Board of Directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of the Company's Certificate of Incorporation and bylaws.

ITEM 16.  EXHIBITS.

        4.1    -   Form of certificate representing shares of Common Stock (filed as Exhibit 1 to Harken's Registration
                   Statement on Form 8-A, File No. 0-9207, and incorporated by reference herein).
        4.2    -   Rights Plan dated as of April 6, 1998, by and between Harken Energy Corporation and ChaseMellon
                   Shareholder Services L.L.C. (filed as Exhibit 4 to Harken's Current Report on Form 8-K dated April 7,
                   1998, file No. 0-9207, and incorporated by reference herein).
        4.3    -   Certificate of Designations of Series E Junior Participating Preferred Stock (filed as Exhibit B to
                   Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1998, file No. 0-9207, and incorporated by reference herein).
        4.4    -   Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (filed as
                   Exhibit 4.8 to Harken's Quarterly Report on Form 10-Q  for the quarterly period ended March 31, 1998, file No. 0-9207, and incorporated by reference herein).
      * 5.1    -   Opinion of Gregory S. Porter, Esq.
      *23.1    -   Consent of Arthur Andersen LLP.
      *23.2    -   Consent of Gregory S. Porter, Esq. (included in opinion filed as Exhibit 5.1).
      *24.1    -   Powers of Attorney.

---------------
* Filed herewith.


ITEM 17.  UNDERTAKINGS.

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b)      The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                          (iii) To include any material information with
                                respect to the plan of distribution not
                                previously disclosed in the Registration
                                Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on June 17, 1998.

                                   HARKEN ENERGY CORPORATION

                                            *
                                   -------------------------------------------
                                   Mikel D. Faulkner, Chairman of the Board and Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                                 Title                               Date
------------------------------      --------------------------------------         ---------------
             *                      Chairman of the Board and Chief                June 17, 1998
------------------------------      Executive Officer (Principal Executive
Mikel D. Faulkner                   Officer)


             *                      Vice Chairman and Director                     June 17, 1998
------------------------------
Richard H. Schroeder


             *                      President and Chief Operating Officer          June 17, 1998
------------------------------      and Director
Bruce N. Huff


             *                      President of Harken International, Ltd.        June 17, 1998
------------------------------      and Director
Stephen C. Voss


             *                      Director                                       June 17, 1998
------------------------------
Gary R. Petersen

             *                      Director                                       June 17, 1998
------------------------------
Michael M. Ameen, Jr.


             *                      Director                                       June 17, 1998
------------------------------
Michael R. Eisenson


             *                      Director                                       June 17, 1998
------------------------------
Hobart A. Smith


                                    Director                                       June 17, 1998
------------------------------
Donald W. Raymond


             *                      Director                                       June 17, 1998
------------------------------
Gary B. Wood


             *                      Vice President of Finance and Chief            June 17, 1998
------------------------------      Financial Officer (Principal Accounting
A. Wayne Hennecke                   Officer and Principal Financial Officer


*Gregory S. Porter, by signing his name hereto, does hereby sign this Registration Statement on behalf of Harken Energy Corporation and each of the above-named officers and directors of such Company pursuant to powers of attorney, executed on behalf of the Company and each officer and director.

/s/ Gregory S. Porter
------------------------------
Gregory S. Porter,
Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                              Sequentially
       Exhibit No.                      Exhibit                                               Numbered Page
    ----------------  -------------------------------------------------------------------     -------------
          4.1         Form of certificate representing shares of Harken common
                      stock, par value $.01 per share (filed as Exhibit 1 to
                      Harken's Registration Statement on Form 8-A, File No. 0-9207,
                      and incorporated by reference herein).

          4.2         Rights Plan dated as of April 6, 1998, by and between Harken
                      Energy Corporation and ChaseMellon Shareholder Services L.L.C.
                      (filed as Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1998, file No. 0-9207, and incorporated by
                      reference herein).

          4.3         Certificate of Designations of Series E Junior Participating
                      Preferred Stock (filed as Exhibit B to Exhibit 4 to Harken's
                      Current Report on Form 8-K dated April 7, 1998, file No. 0-
                      9207, and incorporated by reference herein).

          4.4         Certificate of Designations, Preferences and Rights of Series
                      F Convertible Preferred Stock (filed as Exhibit 4.8 to
                      Harken's Quarterly Report on Form 10-Q  for the quarterly
                      period ended March 31, 1998, file No. 0-9207, and incorporated by reference herein).

         *5.1         Opinion of Gregory S. Porter, Esq.

        *23.1         Consent of Arthur Andersen LLP.

        *23.2         Consent of Gregory S. Porter, Esq. (included in opinion filed as Exhibit 5.1).

        *24.1         Powers of Attorney.

----------
* Filed herewith